Exhibit 99.2

July 11, 2017

Liberty Media Announces Braves Group Investor Meeting Webcast

ENGLEWOOD, Colo.--(BUSINESS WIRE) —  Liberty Media Corporation (“Liberty”) (Nasdaq: LSXMA, LSXMB, LSXMK, BATRA, BATRK, FWONA, FWONK) will webcast a Braves Group Investor Meeting on Tuesday,  July 18, 2017, with management remarks beginning at 2:00  p.m. ET.  Speaking at the meeting will be Greg Maffei, President and CEO of Liberty Media Corporation, Terry McGuirk, Chairman and CEO of the Atlanta Braves and other Atlanta Braves management representation.  During these presentations, observations may be made regarding the financial performance and outlook of the Braves Group stock, the new SunTrust Park and Battery Atlanta and the Atlanta Braves team performance.

The meeting will be broadcast live via the Internet. All interested persons should visit the Liberty Media Corporation website at http://www.libertymedia.com/events to register for the webcast.  An archive of the webcast will also be available on this website for one year after appropriate filings have been made with the SEC.

About Liberty Media Corporation

Liberty Media Corporation operates and owns interests in a broad range of media, communications and entertainment businesses.  Those businesses are attributed to three tracking stock groups: the Liberty SiriusXM Group, the Braves Group and the Formula One Group.  The businesses and assets attributed to the Liberty SiriusXM Group (Nasdaq: LSXMA, LSXMB, LSXMK) include Liberty’s interest in SiriusXM. The businesses and assets attributed to the Braves Group (Nasdaq: BATRA, BATRK) include Liberty’s subsidiary Braves Holdings, LLC.  The businesses and assets attributed to the Formula One Group (Nasdaq: FWONA, FWONK) consist of all of Liberty’s businesses and assets other than those attributed to the Liberty SiriusXM Group and the Braves Group, including its subsidiary Formula 1, its interest in Live Nation Entertainment and minority equity investments in Time Warner Inc. and Viacom.

Liberty Media Corporation
Courtnee Chun, 720-875-5420